Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 4, 2010 with respect to the Consolidated Balance Sheet of KBS Real Estate Investment Trust III, Inc. included in the Registration Statement (Form S-11 No. 333-                         ) and related Prospectus of KBS Real Estate Investment Trust III, Inc. for the registration of 280,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Irvine, California

February 4, 2010